Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Soluna Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common stock, $0.001 par value per share (1)	Rule 457(c) and Rule 457(h)	3,044,390	$0.47	$1,430,863.3	$0.0001531	$219.07
Total Offering Amounts					$1,430,863.3		$219.07
Total Fee Offsets (3)							-
Net Fee Due							$219.07

(1)	Covers (i) 1,489,460 additional shares of common stock, par value $0.001 per share (the “Common Stock”), available for issuance under the Soluna Holdings, Inc. Third Amended and Restated 2021 Stock Incentive Plan, as amended (the “2021 Plan”), based upon the total number of shares of Common Stock outstanding on July 1, 2025, and (ii) 1,554,930 additional shares of Common Stock available for issuance under the Soluna Holdings, Inc. Amended and Restated 2023 Stock Incentive Plan, as amended (the “2023 Plan”), based upon the total number of shares of Common Stock outstanding on July 1, 2025. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the 2021 Plan and the 2023 Plan in respect of the securities identified in the above table by reason of any stock split, stock dividend, antidilution provisions, and similar transactions.

(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NASDAQ Capital Market on August 19, 2025.

(3)	The Registrant does not have any fee offsets.